EXHIBIT 10.8

EXECUTION VERSION

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

This Investment Management Agreement (the “Agreement”), dated as of December 31, 2019 and effective as of October 1, 2019 (the “Effective Date”), is by and between F&G Reinsurance Ltd (f/k/a Front Street Re Ltd), a Bermuda exempted company organized under the laws of Bermuda (the “Company”) and Blackstone ISG-I Advisors L.L.C., a Delaware limited liability company (the “Investment Manager”).

WHEREAS, the Company desires that the Investment Manager supervise and direct the investment and reinvestment with respect to the assets in the Company’s general account and any other accounts of the Company (the assets in such accounts, and together with all additions, substitutions and alterations thereto, are collectively referred to herein as the “Account”), and the Investment Manager wishes to accept such appointment on the terms and conditions set forth in this Agreement.

WHEREAS, the Company and the Investment Manager desire to amend and restate the Investment Management Agreement dated as of March 15, 2018 between the Company and the Investment Manager, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Appointment of Investment Manager. On the terms and subject to the conditions set forth herein, the Company hereby appoints the Investment Manager as investment manager of the Account with discretionary authority to manage the investment and reinvestment of the funds and assets of the Account in accordance with the terms hereof, and the Investment Manager accepts such appointment. In the course of providing the services contemplated by this Agreement, the Investment Manager shall act as a fiduciary and shall discharge its fiduciary duties and exercise each of its powers under this Agreement with the care, skill and diligence that a registered investment adviser, acting in a like capacity and familiar with insurance company matters, would use in the conduct of a like enterprise with like aims, taking into consideration the facts and circumstances then prevailing, and such fiduciary duties shall specifically include a duty (a) to act with good faith; (b) of loyalty to Company; (c) to provide full and fair disclosure of all material facts; (d) to employ reasonable care to avoid misleading Company; and (e) to act in a manner consistent with the Investment Guidelines for the Account as agreed to between Investment Manager and Company.

2. Management Services; Duties of and Restrictions on Investment Manager; Sub-Managers.

(a) For the avoidance of doubt and without limiting the generality of the powers conferred upon it by Section 1, the Investment Manager shall be responsible for the investment and reinvestment of the assets of the Account in accordance with the Investment Guidelines set forth in Schedule 1 attached hereto (as amended or supplemented from time to time by an agreement in writing of the Company and the Investment Manager, the “Investment Guidelines”). In connection therewith, the Investment Manager shall have full authority:

(i) to buy, sell, sell short, hold and trade, on margin or otherwise and in or on any market or exchange within or outside the United States or otherwise, preferred and common stock of domestic and foreign issuers, securities convertible into preferred or common stock of domestic and foreign issuers, debt securities of and/or loans to domestic and foreign governmental issuers (including federal, state, municipal, governmental sponsored agency, global and regional development bank and export-import bank issuers) and domestic and foreign corporate issuers, investment company securities, money-market securities, partnership interests, mortgage and asset backed securities, foreign currencies and currency forwards, futures contracts and options thereon, bank and debtor-in-possession loans, trade receivables, repurchase and reverse repurchase agreements, commercial paper, other securities, futures and derivatives (including equity, interest rate and currency swaps, swaptions, caps, collars and floors), asset hedging, rights and options on all of the foregoing and other investments, assets or property selected by the Investment Manager in its discretion;

(ii) to select, open, maintain or close one or more sub-accounts with any Custodian (as defined below) pursuant to the applicable Custodial Agreement (as defined below);

(iii) to transfer funds (by wire transfer or otherwise) or securities (by transfer via the Depository Trust & Clearing Corporation or otherwise) (A) between the Account’s Custodians (if more than one), (B) between sub-accounts maintained by any Custodian for the Account, (C) subject to Section 20(d), between the Account and any account owned by other clients of the Investment Manager or (D) to or from any brokers or dealers engaged by the Investment Manager on behalf of the Company in connection with the investments permitted herein;

(iv) to select and open, maintain and close one or more trading accounts with brokers and dealers for the execution of transactions on behalf of the Company and to negotiate, enter into, execute, deliver, perform, renew, extend and terminate all contracts, agreements and other undertakings on behalf of the Company with brokers, dealers, prime brokers or other counterparties, including, but not limited to, executing broker agreements; and

(v) to effect such other investment transactions involving the assets in the Company’s name and solely for the Account, including without limitation, to execute swaps, futures, options and other agreements with counterparties on the Company’s behalf as the Investment Manager deems appropriate from time to time in order to carry out the Investment Manager’s responsibilities hereunder.

(b) In accordance with the Investment Manager’s policies and procedures set forth in Schedule 3 attached hereto, the Investment Manager or its agent is authorized, but shall not be required, to vote, tender or convert any securities in the Account; to execute waivers, consents and other instruments with respect to such securities; to endorse, transfer or deliver such securities or to consent to any class action, plan of reorganization, merger, combination, consolidation, liquidation or similar plan with reference to such securities; and the Investment Manager shall not incur any liability to the Company by reason of any exercise of, or failure to exercise, any such discretion in the absence of gross negligence or bad faith.

(c) Notwithstanding anything in this Agreement to the contrary, the Investment Manager may, in its own discretion, but with the prior verbal or written consent of the Company, delegate any or all of its discretionary investment, advisory and other rights, powers, functions and obligations hereunder to one or more investment advisers (each, a “Sub-Manager”), including its affiliates; provided that (i) any such delegation shall be revocable by either the Investment Manager or the Company consistent with the terms and conditions related to the appointment of such Sub-Manager, (ii) no such designation shall relieve the Investment Manager from any of its obligations or liabilities hereunder, and the Investment Manager shall always remain responsible to the Company for all obligations or liabilities of such Sub-Manager with regards to providing such service or services as if provided by the Investment Manager and (iii) the Investment Manager shall be responsible for ensuring that any Sub-Manager complies with the Investment Guidelines. Except as otherwise provided in Section 3(a), any fees and other remuneration payable to Sub-Managers (the “Sub-Manager Fees”) will be payable out of the assets managed by such Sub-Managers.

3. Compensation; Expenses.

(a) The Company agrees to pay, from the assets of the Account, the Investment Manager or its designee a management fee (“Management Fee”) for the services provided pursuant to this Agreement, calculated and paid in accordance with Schedule 2 attached hereto. To the extent that the Investment Manager engages a sub-advisor to assist with the services to be provided by the Investment Manager pursuant to this Agreement, the Investment Manager will be responsible for all fees and expenses payable to such sub-advisor in connection with such engagement and the Company will not incur additional fees related to such engagement of a sub-advisor.

(b) [Reserved].

(c) The Investment Manager will be responsible for all fees and expenses incurred by it in performing its obligations under this Agreement, including any fees and expenses incurred by any sub-advisor engaged by the Investment Manager (which shall include internal costs of the Company related to the management of the Account as may be invoiced to the Investment Manager by the Company or its Affiliates) except, for the avoidance of doubt, (i) Sub-Manager Fees which shall be paid in accordance with Section 2(c) and (ii) Account Trading and Investment Expenses, which shall be paid by the Company out of the assets of the Account. For purposes of this Agreement, “Account Trading and Investment Expenses” shall mean all out-of-pocket brokerage fees, brokerage commissions and all other brokerage transaction costs, stock borrowing and lending fees, interest on cash balances, custodial fees, reasonable transaction legal expenses, regulatory fees or taxes payable in respect of the Account, professional expenses (including fees in connection with the use of proxy voting services) and any other fees and expenses related to the trading and investment activity of the Account as determined by the Investment Manager (or any Sub-Manager) in good faith.

(d) Any fees charged that are payable out of the assets of the Company managed by Sub-Managers that are Affiliates of the Investment Manager or otherwise charged to the Company for separately-managed account or fund investments managed or developed by Sub-Managers that are Affiliates of the Investment Manager will be at rates no less favorable than the fees charged with respect to comparably-sized third-party investors, including, in the case of such Sub-Managers that are Affiliates of the Investment Manager, fees charged to comparably-sized clients of Investment Manager or its affiliates pursuing similar investment strategies.

4. Custodian.

(a) The assets of the Account shall be held by one or more custodians, trustees or securities intermediaries duly appointed by the Company (each, a “Custodian”), in one or more accounts at each such Custodian pursuant to custodial, trust or similar agreements approved by the Company (each, a “Custodial Agreement”). The Investment Manager may open new sub-accounts under any Custodial Agreement, and cause the assets of the Account to be held in such sub-accounts established with the applicable Custodian in accordance with such Custodial Agreement. The Investment Manager is authorized to give instructions to each Custodian, in writing, with respect to all investment decisions regarding the Account. Nothing contained herein shall be deemed to authorize the Investment Manager to take or receive physical possession of any of the assets for the Account, it being intended that sole responsibility for safekeeping thereof (in such investments as the Investment Manager may direct) and the consummation of all purchases, sales, deliveries and investments made pursuant to the Investment Manager’s direction shall rest upon the Custodians. The Custodians may be changed from time to time upon the written instructions of the Company.

(b) The Company shall instruct each Custodian to send the Investment Manager duplicate copies of all Account statements given to the Company by the Custodian. The Company acknowledges that it receives Account statements from each Custodian at least quarterly.

5. Brokerage. The Company hereby delegates to the Investment Manager sole and exclusive authority to designate the brokers or dealers through whom all purchases and sales on behalf of the Account will be made. To the extent permitted by applicable law, such brokers or dealers may include affiliates of the Investment Manager. The Investment Manager will determine the rate or rates, if any, to be paid for brokerage services provided to the Account. In selecting brokers or dealers to effect transactions on behalf of the Account, the Investment Manager, subject to its overall duty to obtain “best execution” of Account transactions, will have authority to and may consider the full range and quality of the ability of the brokers or dealers to execute transactions efficiently, their responsiveness to the Investment Manager’s instructions, their facilities, reliability and financial responsibility and the value of any research or other services or products they provide. The Investment Manager will not be obligated to seek in advance competitive bidding for the most favorable commission rate applicable to any particular transaction for the Account or to select any broker-dealer on the basis of its purported posted commission rate. As long as the services or other products provided by a particular broker or dealer (whether directly or through a third party) qualify as “brokerage and research” services within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended (and relevant Securities and Exchange Commission interpretations of that section) and the Investment Manager determines in good faith that the amount of commission charged by such broker or dealer is reasonable in relation to the value of such “brokerage and research services,” the Investment Manager may utilize the services of that broker or dealer to execute transactions for the Account on an agency basis even if (i) the Account would incur higher transaction costs than it would have incurred had another broker or dealer been used and (ii) the Account does not necessarily benefit from the research or products provided by that broker or dealer.

6. Limitation of Liability; Indemnification.

(a) The Investment Manager does not guarantee the future performance of the Account or any specific level of performance, the success of any investment decision or strategy that the Investment Manager may use or the success of the Investment Manager’s overall management of the Account. The Investment Manager does not provide any express or implied warranty as to the performance or profitability of the Account or any part thereof or that any specific investment objectives will be successfully met. The Company understands that investment decisions made by the Investment Manager on behalf of the Account are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable.

(b) The Investment Manager, any affiliate of the Investment Manager or any member, partner, shareholder, principal, director, officer, employee or agent of the Investment Manager or any such affiliate (each, an “Investment Manager Party”) shall not be liable for any loss, liability or damage (“Losses”) resulting from: (i) any act or omission (including any such acts or omissions deemed to constitute willful misconduct, negligence or bad faith) of any independent representative, consultant, independent contractor, broker, agent or other person (other than any Sub-Manager) who is selected, engaged or retained by the Investment Manager in connection with the performance of ministerial services, without investment management discretion, under this Agreement, unless such person was selected, engaged or retained by the Investment Manager in a grossly negligent manner or in bad faith; (ii) any act or failure to act by any Custodian or any other third party (other than any Sub-Manager); (iii) the failure by the Investment Manager or any Sub-Manager to adhere to any limitations or restrictions contained in the Investment Guidelines as a result of changes in market value, additions to or withdrawals from the Account, portfolio rebalancing or other non-volitional acts of the Investment Manager or any Sub-Manager; or (iv) any act or omission by the Investment Manager or any Sub-Manager in connection with the performance of its services under this Agreement, except in cases of willful misconduct, gross negligence, bad faith or reckless disregard by the Investment Manager or such Sub-Manager of the obligations and duties of the Investment Manager under this Agreement. The Investment Manager shall have no liability for any Losses suffered, and shall be fully indemnified by the Company for any Losses it may suffer, as the result of any actions it takes or any actions it does not take based on instructions received from any of the authorized persons of the Company reasonably believed by the Investment Manager to be genuine. The Investment Manager may consult with legal counsel at its cost and expense concerning any question which may arise with reference to this Agreement or its duties hereunder.

(c) The Investment Manager shall indemnify, defend, hold and save harmless the Company, any affiliate of the Company or any member, partner, shareholder, principal, director, officer, employee or agent of the Company or any such affiliate (each, a “Company Party”) against any Losses, costs and expenses (including, without limitation, any interest, penalties and reasonable attorneys’ fees incurred in connection with the defense of Proceedings) to the extent arising from: (i) any inaccuracy in or breach of the representations and warranties made by the Investment Manager contained in Section 8(b) of this Agreement, (ii) any breach or failure by the Investment Manager to perform any of its covenants or obligations contained in this Agreement, (iii) any act or omission by the Investment Manager deemed to constitute a breach of the standard of care set forth in Section 1 of this Agreement or (iv) any bad faith, willful misfeasance, gross negligence or reckless disregard of duties in connection with the performance by Investment Manager, its officers, agents and employees of its obligations under this Agreement. The Investment Manager will provide written notice to the Company promptly if the Investment Manager identifies any matter that is or is reasonably likely to result in a breach of this Agreement.

(d) The federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing in this Agreement will waive or limit any rights that the Company may have under those laws.

7. Termination.

(a) Either party may terminate this Agreement upon thirty (30) calendar days prior written notice (a “Termination Notice”) or such shorter period of time as the parties may agree in writing.

(b) Termination of this Agreement shall not, however, affect liabilities and obligations incurred or arising from transactions initiated under this Agreement prior to the termination date, or consummation of any transactions initiated prior to the receipt by one party of the other party’s notice of termination. Following a Termination Notice, the Investment Manager shall work with the Company to effect a prompt and orderly transition of the portfolio; provided, however, that the Investment Manager will have no obligation to recommend any action with respect to, or to liquidate, the assets in the portfolio nor shall the Investment Manager be required to incur any out of pocket expense.

8. Representations, Warranties and Covenants.

(a) The Company represents and warrants to the Investment Manager as follows:

(i) the Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(ii) this Agreement constitutes a binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(iii) the execution, delivery and performance of this Agreement by the Company do not violate (A) any law applicable to the Company, (B) any provision of the constituent documents of the Company or (C) any agreement or instrument to which the Company is a party, except for such violations as would not have a material adverse effect on the ability of the Company to perform its obligations under this Agreement;

(iv) no consent of any person, and no license, permit, approval or authorization of, exemption by, report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with the execution, delivery and performance of this Agreement, other than those already obtained;

(v) the Company is an insurance company;

(vi) the Company is not an investment company (as that term is defined in the Investment Company Act of 1940, as amended) nor exempt from the definition of investment company by reason of Section 3(c)(1) of such Act;

(vii) the Company is a “qualified institutional buyer” (“QIB”) as defined in Rule 144A under the Securities Act of 1933, as amended, and the Company will promptly notify the Investment Manager if the Company ceases to be a QIB;

(viii) the Company is a “qualified eligible person” (“QEP”) as defined in Commodity Futures Trading Commission Rule 4.7 (“CFTC Rule 4.7”), and the Company will promptly notify the Investment Manager if the Company ceases to be a QEP, and hereby consents to be treated as an “exempt account” under CFTC Rule 4.7 by the Investment Manager or any Sub-Manager, as the case may be;

(ix) the Company is a “qualified purchaser” (“QP”) as defined in Section 2(a)(51) of the Investment Company Act of 1940, as amended, and the Company will promptly notify the Investment Manager if the Company ceases to be a QP;

(x) none of the assets contained in the Account are or will be “plan assets” of an employee benefit plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended;

(xi) the Company has adopted appropriate anti-money laundering policies and procedures consistent with the applicable requirements of the USA PATRIOT Act and any other applicable anti-money laundering laws and regulations; and

(xii) the Company has received a copy of the Investment Manager’s Form ADV Part 2A.

(b) The Investment Manager represents and warrants, and with respect to clause (vii) below, covenants, to the Company as follows:

(i) the Investment Manager has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(ii) this Agreement constitutes a binding obligation of the Investment Manager, enforceable against the Investment Manager in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(iii) the execution, delivery and performance of this Agreement by the Investment Manager do not violate (A) any law applicable to the Investment Manager, (B) any provision of the articles of incorporation or by-laws of the Investment Manager or (C) any agreement or instrument to which the Investment Manager is a party, except for such violations as would not have a material adverse effect on the ability of the Investment Manager to perform its obligations under this Agreement;

(iv) no consent of any person, and no license, permit, approval or authorization of, exemption by, report to, or registration, filing or declaration with, any governmental authority is required by the Investment Manager in connection with the execution, delivery and performance of this Agreement, other than those already obtained;

(v) the Investment Manager is registered under the Investment Advisers Act of 1940, as amended, as an “investment adviser”;

(vi) the Investment Manager has adopted appropriate anti-money laundering policies and procedures consistent with the applicable requirements of the USA PATRIOT Act and any other applicable anti-money laundering laws and regulations; and

(vii) the Investment Manager shall continue to be registered under the Investment Advisers Act of 1940, as amended, as an “investment adviser” for as long as this Agreement is in full force and effect or until this Agreement is otherwise terminated in accordance with Section 7.

(c) The Company acknowledges and agrees that, in accordance with Section 4, the Investment Manager shall under no circumstances act as custodian of the assets of the Account or any securities or other investments purchased or sold for the Account or cash pending contribution to or distribution from any such investment or take or have title to or possession of the assets of the Account or any securities or other investments purchased or sold for the Account. The Investment Manager shall not have the power or authority to amend the terms of any of the Company’s custody arrangements with respect to the Account or related cash or to appoint a custodian without the Company’s prior written consent.

9. Asset Hedging Activities. The Company hereby authorizes the Investment Manager to enter into, in the name, and on behalf, of the Company, such over-the-counter, exchange traded and other asset hedging and derivative transactions with respect to the Account (including executing any and all contracts or agreements related thereto) as are permitted pursuant to the Investment Guidelines and in accordance with the Company’s derivative use plan as adopted by the Company’s Board of Directors (each such transaction, a “Derivative Transaction”) and any such Derivative Transaction shall be the responsibility of the Company.

10. Notices. All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand, facsimile, e-mail, or mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid and addressed as follows:

(a)	If to the Company:

F&G Reinsurance Ltd

1001 Fleet Street, 6th Floor

Baltimore, Maryland 21202

Email: legalgovemance@fglife.bm

(b)	If to the Investment Manager:

Blackstone ISG-I Advisors L.L.C.

345 Park Avenue

New York, New York 10154

Email: jeffrey.iverson@blackstone.com

Attention: Jeffrey Iverson

                                        Managing Director and Chief Compliance Officer

Addresses may be changed by notice in writing signed by the addressee.

11. No Assignment. This Agreement may not be assigned by any party to this Agreement without the prior written consent of the other parties hereto. For purposes of the preceding sentence, the term “assign” shall have the meaning given the term “assignment” in Section 202(a)(1) of the Advisers Act and Rule 202(a)(1)-1 thereunder. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding on the parties hereto and their successors and permitted assigns, in each case provided that such successor or assignee agrees to be bound by the terms and conditions of this Agreement.

12. Governing Law. To the extent consistent with any mandatorily applicable federal law, this Agreement shall be governed by the laws of the State of New York without giving effect to any principles of conflicts of law thereof that would permit or require the application of the law of another jurisdiction and are not mandatorily applicable by law.

13. [Reserved].

14. Arbitration. Any controversy arising out of or in connection with this Agreement shall be settled by arbitration in New York City in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and any award rendered thereon shall be enforceable in any court of competent jurisdiction. Without giving effect to Section 12, any such arbitration and this Section 14 shall be governed by Title 9 of the U.S. Code (Arbitration).

15. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a proceeding, seek to enforce the forgoing waiver and (ii) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.

16. Right to Audit. The Company and its representatives shall have the right, at its own expense, to conduct an audit of the relevant books, records and accounts of the Investment Manager related to the Account during normal business hours upon giving reasonable notice of their intent to conduct such an audit. In the event of such audit, the Investment Manager shall comply with the reasonable requests of the Company and its representatives and provide access to all books, records and accounts necessary to the audit and the Company shall reimburse the Investment Manager for its reasonable costs and expenses in connection with such audit.

17. Books and Records. The Investment Manager shall keep and maintain proper books and records wherein shall be recorded the business transacted by it on behalf of, in the name of or on account of the Company in respect of the Account.

18. Reports. The Investment Manager shall furnish the Company with such reports relating to the Account as the Company shall from time to time reasonably require.

19. Force Majeure. No party to this Agreement shall be liable for damages resulting from delayed or defective performance when such delays arise out of causes beyond the control and without the fault or gross negligence of the offending party. Such causes may include, but are not restricted to, acts of God or of the public enemy, terrorism, acts of the state in its sovereign capacity, fires, floods, earthquakes, power failure, disabling strikes, epidemics, quarantine restrictions and freight embargoes.

20. Non-Exclusive Dealings with and by Investment Manager Parties; Conflicts of Interest.

(a) Although nothing herein shall require the Investment Manager to devote its full time or any material portion of its time to the performance of its duties and obligations under this Agreement, the Investment Manager shall furnish continuous investment management services for the Account and, in that connection, devote to such services such of its time and activity (and the time and activity of its employees) during normal business days and hours as it shall reasonably determine to be necessary for the Account to achieve its investment objective(s); provided, however, that nothing contained in this Section 20(a) shall preclude the Investment Manager Parties from acting, consistent with the foregoing, either individually or as a member, partner, shareholder, principal, director, trustee, officer, official, employee or agent of any entity, in connection with any type of enterprise (whether or not for profit), regardless of whether the Company, Account or any Investment Manager Party has dealings with or invests in such enterprise.

(b) The Company understands that the Investment Manager will continue to furnish investment management and advisory services to others, and that the Investment Manager shall be at all times free, in its discretion, to make recommendations to others which may be the same as, or may be different from those made to the Account. The Company further understands that the Investment Manager Parties may or may not have an interest in the securities whose purchase and sale the Investment Manager may recommend. Actions with respect to securities of the same kind may be the same as or different from the action which the Investment Manager Parties or other investors may take with respect thereto. Furthermore, the Company understands and agrees that each Investment Manager Party shall have the right to engage, directly or indirectly, in the same or similar business activities or lines of business as the Investment Manager and any other Investment Manager Party and no knowledge or expertise of any Investment Manager Parties or any opportunities available to such Investment Manager Parties shall be imputed to the Investment Manager or any other Investment Manager Parties.

(c) The Company agrees that the Investment Manager may refrain from rendering any advice or services concerning securities of companies of which any of the Investment Manager Parties are directors or officers, or companies as to which the Investment Manager Parties have any substantial economic interest or possesses material non-public information, unless the Investment Manager either determines in good faith that it may appropriately do so without disclosing such conflict to the Company or discloses such conflict to the Company prior to rendering such advice or services with respect to the Account.

(d) From time to time, when determined by the Investment Manager to be in the best interest of the Company, the Account may purchase securities from or sell securities to another account (including, without limitation, public or private collective investment vehicles) managed, maintained or trusteed by the Investment Manager or an affiliate at prevailing market levels in accordance with applicable law and utilizing such pricing methodology determined to be fair and equitable to the Company in the Investment Manager’s good faith judgment.

(e) Consistent with applicable law, the Company hereby authorizes the Investment Manager to effect securities transactions on behalf of the Account with its affiliated broker-dealers, and understands that such affiliated broker-dealers may retain commissions in connection with effecting any transactions for the Account. The Investment Manager and any affiliated broker-dealers are also hereby authorized, consistent with applicable law, by the Company to execute agency cross transactions on behalf of the Account. Agency cross transactions may facilitate a purchase or sale of a block of securities for the Account at a predetermined price and may avoid unfavorable price movements which might otherwise be suffered if the purchase or sale order were exposed to the market. However, the Investment

Manager and its affiliated broker-dealers may receive commissions from, and therefore may have a potentially conflicting division of loyalties and responsibilities regarding, both parties to an agency cross transaction. The Company understands that its authority to the Investment Manager to effect agency cross transactions for the Company is terminable at will without penalty, effective upon receipt by the Investment Manager of written notice from the Company.

21. Aggregation and Allocation of Orders. The Company acknowledges that circumstances may arise under which the Investment Manager determines that, while it would be both desirable and suitable that a particular security or other investment be purchased or sold for the account of more than one of the Investment Manager’s clients’ accounts, there is a limited supply or demand for the security or other investment. Under such circumstances, the Company acknowledges that, while the Investment Manager will seek to allocate the opportunity to purchase or sell that security or other investment among those accounts on a fair and reasonable basis, the Investment Manager shall not be required to assure equality of treatment among all of its clients (including that the opportunity to purchase or sell that security or other investment will be proportionally allocated among those clients according to any particular or predetermined standards or criteria). Where, because of prevailing market conditions, it is not possible to obtain the same price or time of execution for all of the securities or other investments purchased or sold for the Account, the Investment Manager may average the various prices and charge or credit the Account with the average price.

22. Investment Manager Independent. For all purposes of this Agreement, the Investment Manager shall be deemed to be an independent contractor and shall have no authority to act for, bind or represent the Company or the Company’s shareholders in any way, except as expressly provided herein, and shall not otherwise be deemed to be an agent of the Company. Nothing contained herein shall create or constitute the Investment Manager and the Company as a member of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, nor shall anything contained herein be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of any other person, except as expressly provided herein.

23. Anti-Money Laundering. Upon request from the Company no more than once per calendar year, the Investment Manager shall promptly provide to the Company a signed, written certification in the Investment Manager’s standard form with respect to the Investment Manager’s compliance of their services rendered to the Company with the Investment Manager’s anti-money laundering policies and procedures. If the Investment Manager fails to deliver to the Company an accurate certification of compliance with the Investment Manager’s anti-money laundering policies and procedures as required by this Section 23, the Company shall have the right to audit the Investment Manager for compliance with the Investment Manager’s anti-money laundering policies and procedures, as determined by the Company’s Anti-Money Laundering Officer.

24. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. There are no understandings between the parties with respect to the subject matter of this Agreement other than as expressed herein.

25. Severability. To the extent this Agreement may be in conflict with any applicable law or regulation, this Agreement shall be construed to the greatest extent practicable in a manner consistent with such law or regulation. The invalidity or illegality of any provision of this Agreement shall not be deemed to affect the validity or legality of any other provision of this Agreement.

26. Counterparts; Amendment. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may not be modified or amended, except by an instrument in writing signed by the party to be bound or as may otherwise be provided for herein.

27. Business Day. For the purpose of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions are authorized or required by law or executive order to close in New York, New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date and year first above written.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

Blackstone ISG-I Advisors L.L.C.

Name:	Jeffrey Iverson
Title:	Chief Compliance Officer and General
Counsel

F&G Reinsurance Ltd

Name:
Title:

Signature Page

Amended and Restated Investment Management Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date and year first above written.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

Blackstone ISG-I Advisors L.L.C.

Name:	Jeffrey Iverson
Title:	Chief Compliance Officer and General
Counsel

F&G Reinsurance Ltd

Name:	Eric L. Marhoun
Title:	General Counsel and Secretary

Signature Page

Amended and Restated Investment Management Agreement

Schedule I

Investment Guidelines

Capitalized terms used but not otherwise defined in these Investment Guidelines have the meanings ascribed to such terms in the Investment Management Agreement.

Account Investment Guidelines

The following Investment Guidelines shall apply to the assets in the Account.

The Investment Guidelines for the Account, including specific Investment Guidelines for any sub-division of the Account, may be amended or supplemented from time to time by an agreement in writing between the Company and the Investment Manager, to reflect duration, asset, sector, credit quality, appropriate limits and excluded investments, and to conform to applicable regulatory investment requirements of all relevant jurisdictions pertaining to the assets in the Account as may be reasonably requested by the Company. Upon any change or supplement to the Investment Guidelines or determination of non-compliance with the Investment Guidelines, the Investment Manager will act to comply with the Investment Guidelines within a reasonable period of time following notice to the Investment Manager of such change, supplement or determination of non-compliance.

Both parties agree that the Investment Guidelines will be amended to reflect any future changes in the Bermuda Insurance Act with respect to reinsurance reserve credits or assets eligible to back the legal reserves.

Investment Objectives

The Company’s investment objectives are to ensure the prudent management of the Company’s investments, taking into account the safety of principal, investment yield and return, stability in the value of the investment and liquidity necessary to meet the Company’s obligations to policyholders, expected business needs and investment diversification, and to satisfy all applicable jurisdictions’ regulatory requirements and related regulations governing capital, surplus, risk based capital and investment activities.

Board Oversight

The management of the Account shall at all times remain under the oversight of the Board of Directors of the Company. The Company’s management will oversee the ongoing activities of the Investment Manager to achieve the Company’s business goals within its risk, capital and liquidity tolerances. The Company reserves the right to review and direct as needed specific investment activity to achieve its objectives.

IG-1

Schedule 2

Management Fee Schedule

Capitalized terms used but not otherwise defined in this Schedule 2 have the meanings ascribed to such terms in the Investment Management Agreement.

1.

Management Fee: In consideration of the services performed under the Agreement, the Company shall pay the Investment Manager a “Management Fee” for each calendar quarter equal to the per annum Average Month-End Management Fee Rate for such quarter of the Average Month-End Net Asset Value.

The Management Fee Rate will be calculated based on the aggregate assets under management of the Company and other subsidiaries of FGL Holdings by the Investment Manager, such that the Investment Manager’s per annum Management Fee will be 0.30% of such aggregate assets under management up to $25 billion, 0.24% of such aggregate assets under management above $25 billion and up to $75 billion and 0.22% of such aggregate assets under management above $75 billion. Accordingly, the “Management Fee Rate” for the Account shall, for any calendar month, be equal to:

•

if the aggregate month-end net asset values of the Account and each other account of FGL Holdings and its subsidiaries managed by the Investment Manager (in each case) with adjustments for contributions to, or withdrawals from, the Account during such month (“Aggregate FGLH AUM”) are less than or equal to $25 billion, 0.30%;

•

if Aggregate FGLH AUM exceeds $25 billion, but is less than or equal to $75 billion, the result of (x) divided by (y), where (x) is equal to the sum of (i) 0.30% multiplied by $25 billion and (ii) 0.24% multiplied by the excess of Aggregate FGLH AUM for such month over $25 billion and where (y) is equal to Aggregate FGLH AUM for such month; and

•

if Aggregate FGLH AUM exceeds $75 billion, the result of (x) divided by (y), where (x) is equal to the sum of (i) 0.30% multiplied by $25 billion, (ii) 0.24% multiplied by $50 billion and (iii) 0.22% multiplied by the excess of Aggregate FGLH AUM for such month over $75 billion and where (y) is equal to Aggregate FGLH AUM for such month.

The “Average Month-End Management Fee Rate” for each calendar quarter shall be the average of the Management Fee Rates for each calendar month end during such calendar quarter.

The “Average Month-End Net Asset Value” for a calendar quarter shall be the average of the month-end net asset values of the Account during such calendar quarter with adjustments for contributions to, or withdrawals from, the Account during such period.

If the period in respect of which a Management Fee is payable is less than a calendar quarter, then the Management Fee shall be pro-rated accordingly.

2.

Valuation. The Custodian shall be responsible for determining the value of the Account and shall submit a proposed valuation of the Account as of each month-end to the Investment Manager. The parties agree to negotiate in good faith as to any objections raised by the Investment Manager about the valuation of assets in the Account for purposes of determining the Management Fee.

3.

Payment of Fees: The Management Fee will be calculated, billed, and paid quarterly in arrears, based on the Average Month-End Management Fee Rate and the Average Month-End Net Asset Value of the Account as of the last business day of each and all of the three calendar months during the relevant quarter, or in the case of any partial quarterly period, the last day of each calendar month during the relevant period and the last business day of such period. Any fee payable by the Company hereunder will be paid by Company within 10 Business Days following receipt by the Company of an invoice for such fee, detailing the calculation of such fee. Upon termination of the Agreement, any outstanding Management Fee shall become immediately payable by the Company.

4.

Sub-Manager Fees. For the avoidance of doubt, nothing in this Schedule shall affect the provisions of the Agreement pursuant to which any Sub-Manager Fees (subject to the requirements of the Investment Guidelines) shall be payable out of the assets managed by such Sub-Managers, which are in addition to any Management Fees payable hereunder.